Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Preliminary Prospectus of Ginkgo Bioworks Holdings, Inc. for the registration of 7,279,426 shares of its Class A Common Stock and to the incorporation by reference therein of our report dated March 29, 2022, with respect to the consolidated financial statements of Zymergen Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

January 27, 2023